SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
   RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE
                                    13d-2(b)






                                 BLACKBAUD, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    09227Q100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  Feb. 14, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           [ ]          Rule 13d-1(b)

                           [ ]          Rule 13d-1(c)

                           [X]          Rule 13d-1(d)

                                  SCHEDULE 13G
-------------------------------------         ----------------------------------
           CUSIP No. 09227Q100                          Page 2 of 11
-------------------------------------         ----------------------------------


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Hellman & Friedman Capital Partners III, L.P.

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                    (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             California

--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                26,506,731


   BENEFICIALLY
                    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               26,506,731


   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    26,506,731

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    62.3%

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------------------------         ----------------------------------
           CUSIP No. 09227Q100                          Page 3 of 11
-------------------------------------         ----------------------------------


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) H&F Orchard Partners III, L.P.

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                    (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             California
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                1,948,299


   BENEFICIALLY
                    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               1,948,299


   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    1,948,299

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    4.6%

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------------------------         ----------------------------------
           CUSIP No. 09227Q100                          Page 4 of 11
-------------------------------------         ----------------------------------


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) H&F International Partners III, L.P.


--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                    (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             California
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                580,715


   BENEFICIALLY
                    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               580,715


   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    580,715

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    1.4%

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    PN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------------------------         ----------------------------------
           CUSIP No. 09227Q100                          Page 5 of 11
-------------------------------------         ----------------------------------


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) H&F Investors III, Inc.

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                    (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             California
--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                29,035,745


   BENEFICIALLY
                    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               29,035,745


   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    29,035,745

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    68.2%

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    CO

--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------------------------         ----------------------------------
           CUSIP No. 09227Q100                          Page 6 of 11
-------------------------------------         ----------------------------------


--------------------------------------------------------------------------------
     1              NAME OF REPORTING PERSON
                     I.R.S.  IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
                             F. Warren Hellman

--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP    (a)  [ ]
                    (See Instructions)                                  (b)  [ ]

--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States of America

--------------------------------------------------------------------------------
                      5     SOLE VOTING POWER
                            0
    NUMBER OF
                    ------------------------------------------------------------
                      6     SHARED VOTING POWER
      SHARES                29,035,745


   BENEFICIALLY
                    ------------------------------------------------------------
                      7     SOLE DISPOSITIVE POWER
      OWNED                 0


     BY EACH
                    ------------------------------------------------------------
                      8     SHARED DISPOSITIVE POWER
    REPORTING               29,035,745


   PERSON WITH
--------------------------------------------------------------------------------
        9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                    29,035,745

--------------------------------------------------------------------------------
        10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                    CERTAIN SHARES (See Instructions)                        [ ]

--------------------------------------------------------------------------------
        11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                    68.2%

--------------------------------------------------------------------------------
        12          TYPE OF REPORTING PERSON (See Instructions)
                    IN

--------------------------------------------------------------------------------

                                  SCHEDULE 13G
-------------------------------------         ----------------------------------
           CUSIP No. 09227Q100                          Page 7 of 11
-------------------------------------         ----------------------------------


ITEM 1(a):        NAME OF ISSUER:

                  Blackbaud, Inc.

ITEM 1(b):        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2000 Daniel Island Drive, Charleston, South Carolina 29492

ITEM 2(a):        NAME OF PERSON FILING:

                  This statement is filed on behalf of Hellman & Friedman Capital Partners III, L.P., a California limited partnership, H&F International Partners III, L.P., a California limited partnership, H&F Orchard Partners III, L.P., a California limited partnership (collectively, the "H&F Investors"), H&F Investors III, Inc., a California C corporation ("H&F Inc."), and F. Warren Hellman.

                  The H&F Investors are the direct owners of the Shares (as defined below). The sole general partner of the H&F Investors is H&F Investors III, a California general partnership. The managing general partner of H&F Investors III is Hellman & Friedman Associates III, L.P., a California limited partnership, and the managing general partner of Hellman & Friedman Associates III, L.P. is H&F Inc. The sole shareholder of H&F Inc. is The Hellman Family Revocable Trust (the "Trust"). Mr. Hellman is a director of H&F Inc. and a trustee of the Trust. The investment decisions of H&F Inc. are made by an investment committee, of which Mr. Hellman is a voting member. The investment committee indirectly exercises sole voting and investment power with respect to the Shares held by the H&F Investors. As a member of the investment committee, Mr. Hellman could be deemed to beneficially own such shares, but he disclaims such beneficial ownership except to the extent of his indirect pecuniary interest in such shares.

                  The H&F Investors, H&F Inc. and Mr. Hellman are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, although neither the fact of this filing nor anything herein shall be deemed to be an admission by the H&F Investors, H&F Inc. or Mr. Hellman that such a group exists.

ITEM 2(b):        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  The principal business office of each Reporting Person is One Maritime Plaza, 12th Floor, San Francisco, California 94111.

ITEM 2(c):        CITIZENSHIP:

                  See the responses to Item 4 on the attached Cover Pages

                                  SCHEDULE 13G
-------------------------------------         ----------------------------------
           CUSIP No. 09227Q100                          Page 8 of 11
-------------------------------------         ----------------------------------


ITEM 2(d):        TITLE OF CLASS OF SECURITIES:

                  common stock, par value $0.001 per share (the "Shares")

ITEM 2(e):        CUSIP NUMBER:

                  09227Q100

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  (a) [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act.
                  (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act.
                  (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.
                  (d) [ ] Investment company registered under Section 8 of the
                          Investment Company Act.
                  (e) [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E);
                  (f) [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g) [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
                  (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
                  (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4:           OWNERSHIP.

                  (a) Amount Beneficially Owned:

                      See the responses to Item 9 on the attached Cover Pages

                  (b) Percent of Class:

                      See the responses to Item 11 on the attached Cover Pages

                  (c) Number of shares as to which such persons have:

                      (i)   Sole power to vote or to direct the vote:

                            See the responses to Item 5 on the attached Cover Pages

                      (ii)  Shared power to vote or to direct the vote:

                            See the responses to Item 6 on the attached Cover Pages

                                  SCHEDULE 13G
-------------------------------------         ----------------------------------
           CUSIP No. 09227Q100                          Page 9 of 11
-------------------------------------         ----------------------------------


                      (iii) Sole power to dispose or to direct the
                            disposition of:

                            See the responses to Item 7 on the attached Cover Pages

                      (iv) Shared power to dispose or to direct the disposition of:

                            See the responses to Item 8 on the attached Cover Pages

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         Not applicable

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable

ITEM 9:  NOTICE OF DISSOLUTION OF A GROUP.

         Not applicable

ITEM 10: CERTIFICATION.

         Not applicable

                                  SCHEDULE 13G
-------------------------------------         ----------------------------------
           CUSIP No. 09227Q100                          Page 10 of 11
-------------------------------------         ----------------------------------


                                   SIGNATURES


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2005



                                      H&F INVESTORS III, INC.


                                      By: /s/ Georgia Lee
                                      -----------------------------------
                                      Name:   Georgia Lee
                                      Title:  Vice President

                                  SCHEDULE 13G
-------------------------------------         ----------------------------------
           CUSIP No. 09227Q100                          Page 11 of 11
-------------------------------------         ----------------------------------


INDEX OF EXHIBITS

EXHIBIT NUMBER                                          TITLE

1. Agreement with respect to Schedule 13G, dated as of February 14, 2005, by and between Hellman & Friedman Capital Partners III, L.P., H&F International Partners III, L.P., H&F Orchard Partners III, L.P., H&F Investors III, Inc. and F. Warren Hellman.

                                                                       EXHIBIT 1


                     AGREEMENT WITH RESPECT TO SCHEDULE 13G

The undersigned hereby agree that any Statement on Schedule 13G to be filed with the Securities and Exchange Commission by any of the undersigned, including any amendment thereto, with respect to securities of Blackbaud Inc., a Delaware Corporation, may be filed by any of the undersigned on behalf of all of the undersigned.

IN WITNESS WHEREOF, the undersigned have caused the Agreement to be executed in counterparts by their duly authorized signatories as of the 14th day of February, 2005.

                                      HELLMAN & FRIEDMAN CAPITAL PARTNERS III,
                                      L.P.
                                      By its General Partner, H&F Investors III
                                      By its Managing General Partner,
                                      Hellman & Friedman Associates III, L.P.
                                      By its Managing General Partner, H&F
                                      Investors III, Inc.

                                      By: /s/ Georgia Lee
                                      ---------------------------------
                                      Name:   Georgia Lee
                                      Title:  Vice President

                                      H&F ORCHARD PARTNERS III, L.P.
                                      By its General Partner, H&F Investors III
                                      By its Managing General Partner, Hellman &
                                      Friedman Associates III, L.P.
                                      By its Managing General Partner, H&F
                                      Investors III, Inc.

                                      By: /s/ Georgia Lee
                                      ---------------------------------
                                      Name:   Georgia Lee
                                      Title:  Vice President

                                      H&F INTERNATIONAL PARTNERS III, L.P.
                                      By its General Partner, H&F Investors III
                                      By its Managing General Partner, Hellman &
                                      Friedman Associates III, L.P.
                                      By its Managing General Partner, H&F
                                      Investors III, Inc.


                                      By: /s/ Georgia Lee
                                      ---------------------------------
                                      Name:   Georgia Lee
                                      Title:  Vice President

                                      H&F INVESTORS III, INC.


                                      By: /s/ Georgia Lee
                                      ---------------------------------
                                      Name:   Georgia Lee
                                      Title:  Vice President


                                      By: /s/ F. Warren Hellman
                                      ---------------------------------
                                      Name:   F. Warren Hellman